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                                                                  Exhibit 99.01


Ansoft Completes Business Model Transition; Expands Management Team

PITTSBURGH, Feb. 13 /PRNewswire/ -- Ansoft Corporation (Nasdaq: ANST) announced today that it has completed a transition of its business model and added Thomas A.N. Miller to its senior management team.

    Ansoft's new business model accomplishes three key objectives:

     1. Focus its core business on higher growth markets.
     2. Apply its technology core to hardware design through Altra Broadband.
     3. Create a growth oriented business model for the automotive industry through APT Solutions.


"During the past year we have revised our business model with an emphasis on gaining the full market valuation for our technology," commented Nicholas Csendes, President and Chief Executive Officer of Ansoft. "Tom's appointment is important to explain our business model to the investment community, and to drive shareholder value in 2001 and beyond."

Mr. Miller will be responsible for communicating Ansoft's achievements and business strategy to Wall Street and the financial community. This will include fostering investment relationships with strategic business and venture partners, expanding the company's investor base while strengthening existing investor relationships. Additionally, Mr. Miller will be responsible for exploring and assessing corporate finance opportunities for Altra Broadband. Mr. Miller brings more than 25 years of financial experience to this position having been involved with various public and private companies.

ANSOFT'S BUSINESS OUTLOOK AND OPERATING MODEL

      Core Software Business

Ansoft continues to aggressively build and strengthen its suite of software tools for high performance communications, computing, & networking product design. "We expect our core software business to grow to $100 million in revenue in 3 years," stated Mr. Miller. "We also anticipate that at an annual revenue run rate of $100 million we will generate operating margins of up to 30%," continued Miller.

      Leverage Technology Core for Hardware - Altra Broadband

Ansoft formed Altra Broadband to pursue the development of critical intellectual property and products for broadband fiber optic and wireless communications. Mr. Prem Premkumar, President and CEO of Altra Broadband said, "We expect to significantly increase the capacity of existing communication systems with sophisticated multi-level signaling, sub-carrier modulation

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and multiplexing, as well as digital signal processing." Altra Broadband plans to ship commercial products spanning the physical layer for multi-service metropolitan area networks. The company expects its PHY solutions to be compatible with long-haul DWDM equipment.

      New Business Model for Automotive Industry

Ansoft's launched APT Solutions to target the rapidly growing demands from the automotive industry for engineering project and design services. APT Solutions specializes in electronic design and targets key electronic and electromechanical systems including 42 Volt Systems, EMI/EMC, x-by-wire, Electric and Hybrid Vehicles. APT Solutions provides analysis and design services, turnkey project services, and technology implementation & customization of Ansoft's software. APT Solutions moves Ansoft from a "software-only" business model for the automotive industry to a higher growth "total-solutions" model.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. These forward looking statements involve risks and uncertainties about the Company's business that are detailed from time to time in the Company's SEC reports, including the reports on Form 10-Q for the quarters ended October 31 and July 31, 2000 and Form 10-K for the year ended April 30, 2000.



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